FEDERAL HOME LOAN BANK OF BOSTON ENDORSEMENT SPLIT-DOLLAR AGREEMENT

THIS AGREEMENT is adopted this 24th day of May, 2005, by and between FEDERAL HOME LOAN BANK OF BOSTON, a bank organized under the laws of the Commonwealth of Massachusetts with its main office in Boston, Massachusetts (the "Bank"), and M. SUSAN ELLIOTT (the "Executive").

INTRODUCTION

To encourage the Executive to remain an employee of the Bank, the Bank is willing to divide the death proceeds of a life insurance policy on the Executive's life. The Bank will pay life insurance premiums from its general assets.

AGREEMENT

The Bank and the Executive agree as follows:

ARTICLE 1 - GENERAL DEFINITIONS

The following terms shall have the meanings specified:

1.1.    "Insurer" means the insurance company identified in Exhibit A to this Agreement.

1.2.    "Policy" means the specific life insurance policy issued by the Insurer identified in Exhibit A to this Agreement.

ARTICLE 2 - POLICY OWNERSHIP/INTERESTS

2.1.    Bank Ownership. The Bank is the sole owner of the Policy and shall have the right, to the extent of its interest, to exercise all incidents of ownership. The Bank shall be the beneficiary of the remaining death proceeds of the Policy after the interest of the Executive has been paid according to Section 2.2 below.

2.2.    Executive's Interest. The Executive shall have the right to designate a beneficiary or beneficiaries to receive his share of the proceeds payable upon the death of the Executive as provided in this Section 2.2. In the event of the Executive's death while in the employ of the
Bank, the Executive's beneficiary shall be paid $1,085,000, in a lump sum, from the death proceeds of the Policy, but in no event more than the total death benefit payable from the Policy. No death benefit shall be paid to the Executive's beneficiary if the Executive's death occurs after the Executive's termination of employment with the Bank.

2.3    Comparable Coverage. Upon execution of this Agreement, the Bank shall maintain the Policy in full force and effect and in no event shall the Bank amend, terminate or otherwise abrogate the Executive's interest in the Policy, unless the Bank replaces the Policy with a comparable insurance policy to cover the benefit provided under this Agreement, and the

Bank and the Executive execute a new Split-Dollar Policy Endorsement for said comparable insurance policy. The Policy or any comparable policy shall be subject to the claims of the Bank's creditors.

ARTICLE 3 - PREMIUMS

3.1.    Premium Payment. The Bank shall pay any premiums due on the Policy.

3.2.    Taxable Benefit. The Executive understands that she will receive a taxable benefit relating to the insurance as required by the Internal Revenue Service. The Bank (or its administrator) will report to the Executive the amount of imputed income received each year on Form W-2 or its equivalent. Such amount will be determined by multiplying the current one year term life insurance rate for the Executive's age by the aggregate death benefit payable to the Executive's beneficiary. The "current one-year term life insurance rate" is the minimum amount required to be imputed under IRS regulations or other applicable authority.

ARTICLE 4 - INSURER

The Insurer shall not be deemed a party to this Agreement, but will respect the rights of the parties as herein developed upon receiving an executed copy of this Agreement. Payment or other performance in accordance with the Policy provisions shall fully discharge the Insurer from any and all liability.

ARTICLE 5 - CLAIMS AND REVIEW PROCEDURES

Any claims for benefits under the Agreement shall follow the claims procedure set forth in Exhibit B hereto.

ARTICLE 6 - AMENDMENTS AND TERMINATION

This Agreement may be amended or terminated only by a written agreement signed by the Bank and the Executive.

ARTICLE 7 - MISCELLANEOUS

7.1.    Binding Effect. This Agreement shall bind the Executive and the Bank and their beneficiaries, survivors, executors, administrators and transferees, and any Policy beneficiary.

7.2.    No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Bank, nor does it interfere with the Bank's right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive's right to terminate employment at any time.

7.3.    Applicable Law. The Agreement and all rights hereunder shall be governed by and construed according to the laws of the Commonwealth of Massachusetts, except to the extent preempted by the laws of the United States of America.

7.4.    Notice. Any notice, consent or demand required or permitted to be given under the provisions of this Agreement by one party to another shall be in writing, shall be signed by the party giving or making the same, and may be given either by delivering the same to such other party personally, or by mailing the same, by United States certified mail, postage prepaid, to such party, addressed to his last known address as shown on the records of the Bank. The date of such mailing shall be deemed the date of such mailed notice, consent or demand.

7.5.    Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

7.6.    Administration. The Bank shall have powers which are necessary to administer this Agreement, including but not limited to:

(a)	Interpreting, for the Bank, the provisions of this Agreement;

(b)	Establishing and revising the method of accounting, on the Bank's books, for this Agreement;

(c)	Maintaining, for the Bank, a record of benefit payments; and

(d)	Establishing, for the Bank, rules and prescribing any forms necessary or desirable to administer this Agreement.

7.7.    Named Fiduciary. The Bank shall be the named fiduciary and plan administrator under this Agreement. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of this Agreement, including the employment of advisors and the delegation of ministerial duties to qualified individuals.

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

Attest:	Federal Home Loan Bank of
Boston

By: /s/ Ellen McLaughlin
Witness	Title: Sr. V.P. & General Counsel

/s/ M. Susan Elliott 5-24-05
Witness	M. Susan Elliott

EXHIBIT A - POLICY SUBJECT TO AGREEMENT

The following insurance policies and certificates shall be subject to the Endorsement Split-Dollar Agreement between the Federal Home Loan Bank of Boston and M. Susan Elliott dated May 24, 2005.

Policy No.	Name of lnsurer

2008872	ING - Security Life of Denver

5/24/2005	/s/ M. Susan Elliott
Date	Signature

EXHIBIT B - CLAIMS PROCEDURE

1.    Any controversy or claim arising out of or relating to this Agreement shall be filed with the Named Fiduciary which shall make all determinations concerning such claim. Any decision by the Named Fiduciary denying such claim shall be in writing and shall be delivered to all parties in interest in accordance with the notice provisions of Section 7.4 hereof. Such decision shall set forth the reasons for denial in plain language. Pertinent provisions of the Agreement shall be cited. This notice of denial of benefits will be provided within 90 days of the Named Fiduciary's receipt of the claimant's claim for benefits. If the Named Fiduciary fails to notify the claimant of its decision regarding his or her claim, the claim shall be considered denied, and the claimant shall then be permitted to proceed with his or her appeal as provided in this Section.

2.    A claimant who has been completely or partially denied a benefit shall be entitled to appeal this denial of his or her claim by filing a written statement of his or her position with the Named Fiduciary no later than sixty (60) days after receipt of the written notification of such claim denial. The Named Fiduciary shall schedule an opportunity for a full and fair review of the issue within thirty (30) days of receipt of the appeal.

3.    The decision on review shall set forth specific reasons for the decision, and shall cite specific references to the pertinent Agreement provisions on which the decision is based. Following its review of any additional information submitted by the claimant, either through the hearing process or otherwise, the Named Fiduciary shall render a decision on its review of the denied claim in the following manner:

4.    The Named Fiduciary shall make its decision regarding the merits of the denied claim within 60 days following its receipt of the request for review (or within 120 days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing the appealed claim). The Named Fiduciary shall deliver the decision to the claimant in writing. If an extension of time for reviewing the appealed claim is required because of special circumstances, written notice of the extension shall be furnished to the claimant prior to the commencement of the extension. If the decision on review is not furnished within the prescribed time, the claim shall be deemed denied on review.

BENEFICIARY DESIGNATION FORM
FOR THE ENDORSEMENT SPLIT-DOLLAR AGREEMENT

PRIMARY DESIGNATION:

Name	Address	Relationship	Percentage

SECONDARY (CONTINGENT) DESIGNATION:

Name	Address	Relationship	Percentage

All sums payable under the Endorsement Split-Dollar Agreement by reason of my death shall be paid to the Primary Beneficiary, if he or she survives me, and if no Primary Beneficiary shall survive me, then to the Secondary (Contingent) Beneficiary. If more than one surviving Primary or Secondary Beneficiary, each shall share in accordance with percentage indicated.

Name	Date